ECLIPSE FUNDS

AMENDMENT TO THE AMENDED AND
RESTATED MANAGEMENT AGREEMENT

This Amendment (the “Amendment”) to the Amended and Restated Management Agreement is made as of the 29th day of September, 2008, by and between Eclipse Funds, a Massachusetts business trust (the “Trust”), and New York Life Investment Management LLC, a Delaware limited liability company (“NYLIM” or the “Manager”).

WHEREAS, the parties hereto have entered into an Amended and Restated Management Agreement (the “Agreement”) dated as of August 1, 2008;

NOW, THEREFORE, for good and adequate consideration, the receipt of which is hereby acknowledged, the parties hereto agree to amend the Agreement as follows:

1.	Schedule A of the Agreement is hereby deleted in its entirety and replaced with the attached Schedule A, which reflects the name change of Mid Cap Opportunity Fund to Mid Cap Core Fund.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

NEW YORK LIFE INVESTMENT MANAGEMENT LLC

By:            ______________________________
Name:                       Barry A. Schub
Title:                       Executive Vice President

ECLIPSE FUNDS

By:            ______________________________
Name:                       Stephen P. Fisher
Title:                       President

SCHEDULE A

(As of September 29, 2008)

For all services rendered by the Manager hereunder, each Fund of the Trust shall pay the Manager and the Manager agrees to accept as full compensation for all services rendered hereunder, at annual fee equal to the following:

FUND NAME	ANNUAL RATE
Balanced Fund	0.700% up to $1 billion; 0.650% from $1 billion to $2 billion; and 0.600% in excess of $2 billion
Mid Cap Core Fund *	0.850% *
Small Cap Opportunity Fund	1.00%

*            Effective date September 29, 2008 (formerly known as Mid Cap Opportunity Fund)